Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made and entered by and between PROVECTUS BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”) and DOMINIC RODRIGUES (the “Contractor”). Collectively the Company and the Contractor shall be referred to herein as “the Parties.”

WHEREAS, the Company is a clinical-stage biotechnology company developing immunotherapy medicines for different diseases that are based on a class of synthetic small molecule immuno-catalysts called halogenated xanthenes; and

WHEREAS, the Company wishes to engage Contractor to provide services to the Company as its chief operations consultant; and

WHEREAS, Contractor agrees to perform the services specified herein;

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, it is agreed:

1. Services of Contractor. Contractor agrees to serve as the chief operations consultant of the Company, performing such duties and services that are consistent with the position of Chief Operating Officer for a public company and as may be assigned from time to time by the Chief Executive Officer and/or the Company’s Board of Directors (“Board”), such as but not limited to managing, coordinating, and/or overseeing Company, clinical and research collaborator, and vendor-partner activities in drug discovery, clinical development, intellectual property, regulatory strategy and affairs, drug substance and drug product formulation and manufacturing, business and corporate development, and investor/public relations. The Contractor agrees to provide an average of approximately thirty (40) hours of services to the Company each calendar week. Contractor will perform these services from either the Company’s headquarters at 800 S. Gay Street, Suite 1610, Knoxville, Tennessee or the Contractor’s residence in Las Vegas, Nevada.

2. Term. This Agreement shall remain in effect on a month-to-month basis thereafter unless either party provides thirty (30) days prior written notice of nonrenewal.

3. Independent Contractor Status. Contractor’s status is that of an independent contractor and not that of an employee, agent, partner or joint venture partner of the Company. Nothing in this Agreement shall be construed or applied to create a partnership, agency, joint venture or employer/employee relationship. Contractor acknowledges that, as an independent contractor, he is not eligible for any employee benefits that the Company offers to its employees, including without limitation, health insurance, life insurance, disability insurance, retirement benefits, paid vacation, sick leave, and holiday pay. All taxes applicable to any amounts paid by the Company to Contractor under this Agreement shall be Contractor’s liability, and the Company shall not withhold or pay any amounts for federal, state, or municipal income tax, Social Security taxes, or unemployment or workers’ compensation taxes. Contractor hereby acknowledges his personal liability for the self-employment tax imposed by the Internal Revenue Code, and the payment, when applicable, of estimated quarterly taxes and the filing, when applicable, of quarterly Internal Revenue Service Forms for the declaration of estimated tax by individuals. Upon request by the Company, Contractor agrees that he will provide documentation evidencing compliance with all applicable federal, state and municipal tax laws, rules and regulations. The Company will report its payments to Contractor on IRS Form 1099. The Company makes no representations to Contractor regarding the tax treatment or consequences of any sums paid in connection with this Agreement. Contractor agrees that he will indemnify Company for any amounts the Company is required to pay due to Contractor’s failure to pay taxes on the amounts the Company pays the Contractor pursuant to this Agreement. Contractor indemnification obligation shall not extend to any amounts the Company is required to pay due to its classification of the Contractor as an independent contractor. Contractor’s scope of authority consists solely of providing services to Company. Contractor is authorized to make decisions necessary to facilitate the day-to-day operations of the Company, but is not authorized to make any material changes regarding customers or employees or to make any representations or agreements on the Company’s behalf with third parties, unless specifically authorized to do so in writing by the Board of Directors.

4. Payment for Services. For services rendered under this Agreement, Contractor shall receive $20,000 per calendar month. Invoices indicating payment and expenses owed shall be submitted monthly to the Company. Payment shall be made to Contractor within 30 days following the Company’s receipt of each such invoice, unless there is a bona fide dispute over the amount or other terms of an invoice, in which case the Company shall pay the undisputed amount only.

5. Reimbursement of Expenses. As stated in Paragraph 3 herein, Contractor is an independent contractor. Notwithstanding the foregoing, Company will reimburse Contractor for all reasonable and necessary expenses relating to Contractor’s provision of services under this Agreement, including air and ground transportation, and lodging expenses at a hotel mutually agreed upon by the parties during the term of this Agreement. The Company will reimburse Contractor for all reasonable and necessary expenses incurred in the performance of services for the Company upon presentation of receipts documenting such expenditures, submitted on a bi-weekly basis.

6. Termination. The Company may terminate the Agreement immediately upon learning of (a) misconduct by Contractor in connection with the performance of his services (including, without limitation, misappropriation of funds or property of the Company; misrepresentation to the Company; intentional actions that are injurious to the business interests of the Company; violation or attempted violation of federal or state securities laws; or breach of this Agreement); (b) commission by Contractor of a crime, an act involving moral turpitude, dishonesty, theft, or unethical business conduct, or conduct that impairs or injures the reputation of, or harms, the Company; or (c) Contractor aiding a competitor. In addition, this Agreement shall terminate immediately upon the event of death, disability or incapacity of Contractor.

7. Indemnification. As a material inducement to the Company to enter into this Agreement, Contractor hereby agrees to indemnify and hold harmless the Company for any claims made against the Company based upon the Contractor’s gross negligence in the performance of his services. The Company shall indemnify and hold harmless the Contractor for all other claims made against the Contractor based upon the Contractor’s performance of his services. This provision shall survive the termination of this Agreement.

8. Confidential and Proprietary Business Information and Trade Secrets. Contractor acknowledges and agrees that all materials and information provided by the Company or obtained by Contractor during the term of the relationship with the Company are the sole property of the Company and agrees that such materials and information may only be used by Contractor during the term of this Agreement. Contractor also agrees that he will not at any time, reveal, divulge or disclose to any person or other entity or use for his own benefit or for the benefit of any person or entity any confidential or proprietary business information or trade secrets concerning the business of the Company obtained or developed by Contractor during the term of this Agreement. Upon termination of this Agreement, Contractor shall deliver to the Company all notes, lists, plans, records, spreadsheets, reports, invoices, equipment, and other documents relating to any of the foregoing confidential or proprietary business information or trade secrets which Contractor may then possess or have under Contractor’s control. The provisions of this paragraph shall survive the termination of this Agreement. For purposes of this Agreement “Confidential Information” includes data and information relating to clinical trials, patient information, marketing information, research and development efforts, production, sales, technologies, finances and financial controls, legal proceedings, and personnel information, which is or has been disclosed to Contractor or of which Contractor became aware as a consequence of or through his relationship with the Company and which has value to the Company, is not generally known to its competitors or disclosed through public filings, and which the Company otherwise maintains as confidential. Notwithstanding the foregoing, nothing in this confidentiality provision prohibits Contractor from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state, or local laws or regulations. Nothing herein is intended to prevent the Contractor from responding to any lawful subpoena or governmental inquiry, provided that the Contractor provides the Company with prompt notice of the subpoena and/or inquiry prior to responding.

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9. Solicitation of Customers. During the term of this Agreement and for a period of two (2) years following the termination of the Agreement for any reason whatsoever, Contractor shall not, either directly or indirectly, on Contractor’s behalf or on behalf of others, solicit or attempt to solicit on behalf of a Competing Business, any business from any customers or actively-sought prospective customers of the Company with whom Contractor has had any contact during the Term of the Agreement or about whom Contractor has acquired Confidential Information during the term of the Agreement. As used in this Agreement, “Competing Business” means any development-stage biopharmaceutical company.

10. Solicitation of Company Employees. During the term of this Agreement and for a period of two (2) years following the termination of the Agreement for any reason whatsoever, Contractor shall not, either directly or indirectly, on Contractor’s own behalf or on behalf of others, solicit or hire away, or attempt to solicit or hire away, any person any person employed by the Company with whom Contractor had regular contact in the course of his relationship with the Company, regardless of whether the employment of any such person is for a determined period of time or is “at-will.”

11. Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by electronic mail or by registered or certified mail, postage prepaid, addressed as follows: if to Contractor, at 800 S, Gay Street, Suite 1610, Knoxville, TN 37929, and/or rodrigues@pvct.com, and if to the Company, Heather Raines, Chief Financial Officer, 800 S. Gay Street, Suite 1610, Knoxville, Tennessee 37929, hraines@pvct.com; such notice or communication shall be deemed to have been given as of the date so hand-delivered and/or e-mailed, and three (3) days after the date of mailing.

12. Governing Law and Venue. This Agreement is made and entered into in the State of Tennessee and shall be interpreted, enforced and governed by the laws of that state. The appropriate state or federal court in Knox County, Tennessee will be the exclusive jurisdiction and venue for any dispute arising out of this Agreement. The parties voluntarily submit to the jurisdiction of these courts for any litigation arising out of or concerning the application, interpretation or any alleged breach of this Agreement.

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13. Severability. Should any provision of this Agreement be declared by any court of competent jurisdiction to be illegal or invalid, the parties agree that the court shall modify the Agreement so that the invalid provision is made to be valid. If the court determines that such provision cannot be judicially modified so as to make it valid, the validity of the remaining provisions shall not be affected thereby, and the invalid provision shall be deemed to not be a part of this Agreement.

14. Duty to Report and Cooperation. Contractor acknowledges and embraces a zero-tolerance policy regarding any violation or potential violation of any federal, state, or local law or professional rule. Accordingly, Contractor has an affirmative duty to report any alleged, actual or potential misconduct that Contractor or its agents perceive, witness, uncover, or that otherwise comes to Contractor’s attention or knowledge immediately and in writing to the Chairman of the Board. Contractor agrees during the Term of this Agreement and thereafter to reasonably cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Contractor, by virtue of his engagement with the Company, has relevant knowledge or information; provided, however that the Company agrees to pay reasonable hourly compensation and costs (in accordance with Paragraph 4 of this Agreement) resulting from the Company’s request.

15. Assignability. The services contracted for hereunder are dependent upon the qualifications of Contractor and may not be assigned by Contractor without the express written consent of the Company. In the event of death, disability or incapacity of Contractor, this Agreement shall terminate, and any amounts owed to Contractor by Company will be paid to Contractor’s Estate.

16. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof. It is agreed that this Agreement may be modified only in writing, executed by both parties.

17. Acknowledgments. Contractor and the Company acknowledge and agree that they have had a sufficient opportunity to review the terms of this Agreement. Contractor further acknowledges that in executing this Agreement he is not relying nor has he relied upon any other representation or statement made by the Company or by any of the Company’s agents with regard to the subject matter hereof. Contractor has carefully read and fully understands all of the provisions of this Agreement and is voluntarily entering into this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement or caused this Agreement to be executed on this __25___ day of ______March___________, 2024.

Dominic Rodrigues

/s/ Dominic Rodrigues
Contractor

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Heather Raines
Title:	CFO

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